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                                                                       Exhibit 1

                                                                    NEWS RELEASE

 AK STEEL REACHES AGREEMENT WITH USWA LOCAL 9306 IN 5-YEAR PACT


MIDDLETOWN, OH, October 2, 2000 -- AK Steel (NYSE: AKS) said today that members of the United Steelworkers of America, Local 9306, representing employees at AK Steel's Sawhill Tubular plant in Warren, Ohio have ratified a new five-year collective bargaining agreement with the company. Members voted 82% to 18% Sunday in favor of the agreement that covers about 150 hourly production and maintenance employees at the plant.

   The agreement marks the eighth collective bargaining agreement reached between AK Steel and its unions in the past year without a work stoppage.

   The new contract includes a base wage increase of $2.50 per hour over the life of the agreement in addition to pension and health care benefit increases. The union and the company also agreed to renew the existing lines of progression and gainsharing plans. The new contract will expire September 30, 2005.

   The Warren plant is one of three Sawhill Tubular plants and produces electric resistance weld (ERW) carbon and stainless steel pipe and mechanical tubing and roll-formed shapes for a variety of industrial markets.

   AK Steel has reached new labor agreements with bargaining units representing more than 5,150 AK Steel union employees in the past year. The new agreements range from 60-month to 76-month contracts, and each contains significant wage, pension and other benefit improvements.